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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2056 DATED 03 DECEMBER 2008

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF 5,656,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,731,639,000.00 (A$2,943,645,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 13, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                            Queensland Treasury Corporation

    (ii)   Guarantor:                         The Treasurer on behalf of the Government
                                              of Queensland

2.  Benchmark line:                           2011

                                              (to be consolidated and form a single
                                              series with QTC 6% Global A$Bonds due 14
                                              June 2011, ISIN US748305BC27)
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3.  Specific Currency or Currencies:          AUD ("A$")

4.  (i)    Issue price:                       106.695%

    (ii)   Dealers' fees and commissions      No fee or commission is payable in respect
           paid by Issuer:                    of the issue of the bond(s) described in
                                              these final terms (which will constitute a
                                              "pricing supplement" for purposes of any
                                              offers or sales in the United States or to
                                              U.S. persons). Instead, QTC pays fees and
                                              commissions in accordance with the
                                              procedure described in the QTC Offshore
                                              and Onshore Fixed Interest Distribution
                                              Group Operational Guidelines.

5.  Specified Denominations:                  A$1,000

6.  (i)    Issue Date:                        04 DECEMBER 2008

    (ii)   Record Date (date on and from      6 June / 6 December. Security will be
           which security is Ex-interest):    ex-interest on and from 7 June / 7
                                              December.

    (iii)  Interest Payment Dates:            14 June / 14 December

7.  Maturity Date:                            14 June 2011

8.  Interest Basis:                           6 per cent Fixed Rate

9.  Redemption/Payment Basis:                 Redemption at par

10. Change of Interest Basis or               Not Applicable
    Redemption/Payment Basis:

11. (i)    Status of the Bonds:               Senior and rank pari passu with other
                                              senior, unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:           Senior and ranks pari passu with all its
                                              other unsecured obligations

12. Method of distribution:                   Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:               6 per cent per annum payable semi-annually
                                              in arrears

    (ii)   Interest Payment Date(s):          14 June and 14 December in each year up to
                                              and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
           (Applicable to bonds in
           definitive form)

    (iv)   Determination Date(s):             Not Applicable

    (v)    Other terms relating to the        None
           method of calculating interest
           for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION
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14. Final Redemption Amount:                  A$1,000 per bond of A$1,000 Specified
                                              Denomination

                                              (NB: If the Final Redemption Amount is
                                              other than 100 per cent. of the nominal
                                              value the bonds will be derivative
                                              securities for the purposes of the
                                              Prospectus Directive and the requirements
                                              of Annex XII to the Prospectus Directive
                                              Regulation will apply and the Issuer will
                                              prepare and publish a supplement to the
                                              Prospectus)

15. Early Redemption Amount(s) payable on     Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                            Permanent Global Note not exchangeable for
                                              Definitive Bonds

17. Additional Financial Centre(s) or other   Not Applicable
    special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts     No
    to be attached to Definitive Bonds (and
    dates on which such Talons mature):

19. Other terms or special conditions:        Not Applicable

                                              (When adding any other final terms
                                              consideration should be given as to
                                              whether such terms constitute "significant
                                              new factors" and consequently trigger the
                                              need for a supplement to the Prospectus
                                              under Article 16 of the Prospectus
                                              Directive)

DISTRIBUTION

20. (i)    If syndicated, names and           Not Applicable
           addresses of Managers and
           underwriting commitments:

    (ii)   Date of Dealer Agreement:          03 DECEMBER 2008

    (iii)  Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and address of    JP Morgan Securities Ltd
    relevant Dealer:                          225 George Street
                                              Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules          TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Non exempt Offer                          Not Applicable

                                              (N.B. Consider any local regulatory
                                              requirements necessary to be fulfilled so as
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                                              to be able to make a non-exempt offer in
                                              relevant jurisdictions. No such offer should
                                              be made in any relevant jurisdiction until
                                              those requirements have been met. Non-exempt
                                              offers may only be made into jurisdictions
                                              in which the base prospectus (and any
                                              supplement) has been notified/passported.)

24. Additional selling restrictions:          Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)    Listing                            Bourse de Luxembourg.

    (ii)   Admission to trading:              Application has been made by the Issuer (or
                                              on its behalf) for the bonds to be admitted
                                              to trading on the regulated market of the
                                              Bourse de Luxembourg with effect from the
                                              Issue Date.

                                              (Where documenting a fungible issue need to
                                              indicate that original securities are
                                              already admitted to trading.)

2.  RATINGS

    Ratings:                                  The bonds to be issued have been rated:

                                              S&P:     AAA
                                              Moody's: Aaa

                                              An obligation rate 'AAA' by S&P has the
                                              highest credit rating assigned by Standard &
                                              Poor's. The obligor's capacity to meet its
                                              financial commitment on the obligation is
                                              extremely strong.

                                              Obligations rated 'AAA' by Moody's are
                                              judged to be of the highest quality with
                                              minimal credit risk.

                                              A credit rating is not a recommendation to
                                              buy, sell or hold securities and may be
                                              revised or withdrawn by the rating agency at
                                              any time. Each rating should be evaluated
                                              independently of any other rating.

                                              (The above disclosure should reflect the
                                              rating allocated to bonds issued under the
                                              bond facility generally or, where the issue
                                              has been specifically rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:             See "Use of Proceeds" section in the
                                              prospectus supplement--if reasons for offer
                                              different from making profit and/or hedging
                                              certain risks will need to include those
                                              reasons here.

    (ii)   Estimated net proceeds:            Not Applicable.

                                              (If proceeds are intended for more than
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                                              one use will need to split out and present
                                              in order of priority. If proceeds
                                              insufficient to fund all proposed uses state
                                              amount and sources of other funding.)

    (iii)  Estimated total expenses:          Not Applicable.

                                              [Expenses are required to be broken down
                                              into each principal intended "use" and
                                              presented in order of priority of such
                                              "uses".]

5.  YIELD

    Indication of yield:                      4.37%

                                              Calculated as 7 basis points less than the
                                              yield on the equivalent A$ Domestic Bond
                                              issued by the Issuer under its Domestic A$
                                              Bond Facility on the Trade Date.

                                              The yield is calculated at the Trade Date on
                                              the basis of the Issue Price. It is not an
                                              indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)    ISIN Code:                         US748305BC27

    (ii)   Common Code:                       010926238

    (iii)  CUSIP Code:                        748305BC2

    (iv)   Any clearing system(s) other       Not Applicable
           than Depositary Trust Company,
           Euroclear Bank S.A./N.V. and
           Clearstream Banking, societe
           anonyme and the relevant
           identification number(s):

    (v)    Delivery:                          Delivery free of payment

    (vi)   Names and addresses of             [___________]
           additional Paying Agent(s)
           (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                       Not applicable

    (ii)   [Conditions to which the offer     Not applicable
           is subject;]

    (iii)  [Description of the application    Not Applicable
           process;]

    (iv)   [Details of the minimum and/or     Not applicable
           maximum amount of application;]

    (v)    [Description of possibility to     Not applicable
           reduce subscriptions and manner
           for refunding excess amount paid
           by applicants;]

    (vi)   [Details of the method and time    Not applicable
           limits for paying up and
           delivering the bonds;]

    (vii)  [Manner in and date on which       Not applicable
           results of the offer are to be
           made public;]
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    (viii) [Procedure for exercise of any     Not applicable
           right of pre-emption,
           negotiability of subscription
           rights and treatment of
           subscription rights not
           exercised;]

    (ix)   [Categories of potential           Not applicable
           investors to which the bonds are
           offered and whether tranche(s)
           have been reserved for certain
           countries;]

    (x)    [Process for notification to       Not applicable
           applicants of the amount
           allotted and the indication
           whether dealing may begin before
           notification is made;]

    (xi)   [Amount of any expenses and        Not applicable
           taxes specifically charged to
           the subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the   None
           extent know to the Issuer, of
           the placers in the various
           countries where the offer takes
           place.]
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